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The Board of Directors
Dendrite International, Inc.:

We consent to the incoporation by reference of our report dated February 16, 1999, with respect to the balance sheets of CorNet International, Ltd. as of December 31, 1998 and 1997, and the related statements of income, shareholders' equity, and cash flow for each of the years in the three-year period ended December 31, 1998, which are not presented herein, into Dendrite International Inc.'s previously filed Form S-8 Registration Statements Files Nos. 333014363, 333-19141, 333-24329, 333-35701, 333-09090 and 333-81783.

KPMG LLP




Allentown, Pennsylvania
August 16, 1999